ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

GEO POINT TECHNOLOGIES, INC.

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

FIRST:

The name of the corporation is Geo Point Technologies, Inc.

SECOND:

The following amendment to the Articles of Incorporation of Geo Point Technologies, Inc. (the “Company”) was duly adopted by the written consent of all of the members of the Board of Directors on May 8, 2013; and by the Company’s principal stockholder, Feroleum Limited, a BVI corporation, effective May 8, 2013.

ARTICLE I

CORPORATE NAME

The name of the corporation shall be “RTS Oil Holdings, Inc.”

THIRD:

This amendment does not provide for any exchange, reclassification or cancellation of issued shares.

FOURTH:

The effective date of this amendment shall be July 2, 2013.

FIFTH:

This amendment was not adopted by the incorporators or the Board of Directors without stockholder action.

SIXTH:

(a)

The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS

NUMBER OF SHARES

Common

33,333,334

(b)

The number of shares voted for such amendment was 20,980,500, with none opposing and none abstaining.

IN WITNESS WHEREOF, the undersigned, Jeffrey T. Jensen, Vice President of the corporation, having been thereunto duly authorized, has executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 12th day of June, 2013.

GEO POINT TECHNOLOGIES, INC.

By /s/ Jeffrey T. Jensen

       Jeffrey T. Jensen, Vice President

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